Exhibit 99.1

Contact:  The Abernathy MacGregor Group

Rivian Bell or Sydney Rosencranz

rlb@abmac.com; spr@abmac.com

(213) 630-6550; (888) 477-4319 (24/7)

FOR IMMEDIATE RELEASE

Fleetwood Enterprises, Inc. Files Voluntary Petitions for Chapter 11 Protection;

Motor Home, Housing Businesses Will Continue Operations

Travel Trailer Operations Will Close

Riverside, Calif. — Mar. 10, 2009 — Fleetwood Enterprises, Inc. (OTC: FLTW) (“Fleetwood”), a leading producer of recreational vehicles and manufactured housing, today filed voluntary Chapter 11 petitions for itself and certain operating subsidiaries in the U.S. Bankruptcy Court for the Central District of California in Riverside. The filings do not include any of the company’s foreign or non-operating entities.

Fleetwood’s motor home and manufactured housing businesses will continue to operate while the company seeks buyers for these business units. While Fleetwood believes it has sufficient cash to operate its businesses in the immediate term, the company is also in advanced discussions with its senior secured lenders for new, debtor-in-possession (DIP) financing to supplement existing working capital. As of Jan. 25, 2009, the company had bank cash of approximately $23.0 million, excluding cash remaining in non-filing entities, principally its captive insurance subsidiary.

Filing at this time preserves Fleetwood’s right to revisit its Dec. 12, 2008 Exchange Offer, in which the company issued its 14% senior secured notes.  Under Chapter 11, the company has a 90-day period from the Offer’s effective date in which to revisit the terms; that period will expire shortly. Terms of the senior notes effectively restricted the company from seeking investment in its businesses in view of subsequent deterioration in the market.

The filing also facilitates the closing of Fleetwood’s travel trailer division, which the company has commenced.  This division accounted for losses of $65.3 million in 2007 and $16.8 million in 2008. The division closing affects three manufacturing facilities and two service facilities employing approximately 675 people.  The company is also laying off an additional 65 corporate associates.

“Although we made substantial progress in restructuring this division and improved the product offering, current market conditions proved too severe to continue the turnaround,” stated Elden L. Smith, Fleetwood’s president and chief executive officer.  “We appreciate the past support of the travel trailer dealers and our associates.”

Today’s events follow three years of  restructuring that management undertook in the face of worsening market conditions and, more recently, unprecedented credit restrictions affecting both dealers and customers. Management’s actions included selling two non-core businesses, restructuring and decentralizing operations, reducing headcount company-wide by more than 70%, and adding new distribution points and a modular division.  Despite these efforts, however, management determined that a Court reorganization would offer the best means of addressing the company’s existing debt structure and ongoing losses in travel trailers, which cannot be supported in the current economy.

“We will use the Chapter 11 process to more rapidly restructure our overhead, pursue potential buyers, and definitively resolve our debt issues,” Mr. Smith said. “Fleetwood is one of the most widely recognized names in our industries, with strong market share, an extensive dealer network and enthusiastic customer support.  As important as these assets are, we must take additional steps in response to today’s deepening economic challenges.

“We appreciate the support of our loyal dealers and customers. We want to assure them that we intend to continue doing business in motor homes and manufactured housing while we complete the processes before us. We will work with our dealers to support the continued sales of Fleetwood motor homes and manufactured homes.”

Mr. Smith went on to say that “The RV industry has sound long-term prospects, as RVers remain faithful to the lifestyle, and we anticipate a strong rebound when the financing environment stabilizes and consumer confidence improves. In our manufactured housing business, we see growth opportunities that arise from positive demographic trends, the growing need for affordable housing in this country, and commercial modular applications, particularly for the military which represents an important segment of our market.  We will be able to compete more effectively now that financing advantages of site-built homes over manufactured homes have narrowed. We are taking steps to ensure our businesses will be ready when the current markets turn up again.”

Fleetwood has filed first-day motions that ask the Court to approve, among other things, payment of employee wage and benefit charges that were incurred before the petition was filed, and the continuation of certain sales incentive programs, warranty service, cash collateral, and cash management systems. The company is working with its largest national lender, Bank of America, to continue to provide competitive RV dealer and consumer financing during the reorganization period.

“The vast majority of our suppliers and dealers should see no disruption in our business,” Mr. Smith emphasized. “We will continue to support our current and future product development and manufacturing.”

The company’s consolidated balance sheet as of Oct. 26. 2008, showed assets of $558.3 million and liabilities of $518.0 million. For the last fiscal year, the company showed annual revenues of approximately $1.7 billion. At the time of the filing, there were no defaults and no outstanding borrowings on the company’s secured credit facility other than $61.7 million of undrawn letters of credit to support the company’s performance of certain contracts and obligations.  In addition, the company had structured debt consisting of $81.4 million in aggregate principal amount of the 14% senior secured notes and $151.3 million of 6% trust preferred securities, respectively.

The company expects to incorporate the impact of the filing on its fiscal third quarter results and file its Form 10Q as soon as it is completed.

Fleetwood is being advised by its legal counsel, Gibson Dunn & Crutcher LLP; its investment banker, Greenhill & Co., LLC; and its financial advisor, FTI Consulting, Inc.

Founded in 1950, Fleetwood Enterprises, Inc. and its various subsidiaries produce, distribute, and service recreational vehicles and manufactured housing. The company is dedicated to providing high-quality, innovative products that offer exceptional value to customers. Fleetwood continues to employ more than 3,000 people in 15 plants located in 10 states.  Fleetwood’s products are primarily marketed through extensive independent dealer networks throughout the United States and Canada. The company is headquartered in Riverside, Calif.

Additional information about the company’s reorganization may be found online at www.kccllc.net/fleetwood or the Investor Relations/News section of www.fleetwood.com.  For the next few days, a call center will be open from 9:00 am to 5:00 pm, Pacific Time, at (888) 288-1501.

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